Exhibit (a)(5)

FORM OF WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING A NEW CLASS

At a meeting duly called and held on November 27, 2012, a majority of the Trustees of Ziegler Lotsoff Capital Management Investment Trust (the “Trust”), acting pursuant to Section 4.2 of the Trust’s Agreement and Declaration of Trust, as amended to date, established a new class of interests of the Trust’s series, the Ziegler Lotsoff Capital Management Long/Short Credit Fund, designated as “Institutional Class” interests of the series, with all of the relative rights and preferences of the existing series of the Trust. With the designation and establishment of the “Institutional Class” interests, the series of the Trust has two classes, “Investor Class” and “Institutional Class”.

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 PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of Ziegler Lotsoff Capital Management Investment Trust (the “Trust”), hereby certifies that the foregoing instrument designating and establishing a new class of interests of the Trust’s series, the Ziegler Lotsoff Capital Management Long/Short Credit Fund, designated as “Institutional Class” interests of the series, has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Trust’s Agreement and Declaration of Trust, as amended to date (the “Trust Instrument”), pursuant to Section 4.2 of the Trust Instrument.

Dated: ______ ____, 2012
Scott A. Roberts, President